                                  EXHIBIT 10.1


                                       TO


                               ICOS CORPORATION'S


                                   FORM 10-Q


                             FOR THE QUARTER ENDED


                               SEPTEMBER 30, 1998






     "[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                                                    EXHIBIT 10.1



                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 LILLY ICOS LLC


                                    BETWEEN


                             ELI LILLY AND COMPANY


                                      AND


                                ICOS CORPORATION

                               SEPTEMBER 30, 1998

                                    CONTENTS


ARTICLE 1 DEFINITIONS; INTERPRETATION..........................................   2
     1.1   Definitions.........................................................   2
     1.2   Interpretation......................................................   8
ARTICLE 2 GENERAL PROVISIONS...................................................   8
     2.1   Name................................................................   8
     2.2   Principal Place of Business; Registered Office and Agent............   8
     2.3   Certificate of Formation............................................   9
     2.4   Term................................................................   9
     2.5   Purpose.............................................................   9
     2.6   Title to Company Property...........................................   9
     2.7   Confidentiality.....................................................   9
     2.8   Press Releases......................................................  10
ARTICLE 3 CAPITAL..............................................................  11
     3.1   Initial Capital Contributions [  *  ]...............................  11
           3.1.1  LILLY's Initial Capital Contribution.........................  11
           3.1.2  ICOS' [  *  ] Capital Contribution of Background
                  Technology...................................................  11
                  (a)  Transfer Pursuant to PDE5 License Agreement.............  11
                  (b)  [  *  ].................................................  11
                  (c)  [  *  ].................................................  11
                  (d)  Basis Allocation........................................  11
           3.1.3  Additional Capital Contributions [  *  ].....................  12
     3.2   Additional Capital Contributions....................................  12
           3.2.1  Capital Calls................................................  12
           3.2.2  Defaulting Member............................................  12
     3.3   No Withdrawal of Capital; No Interest on Capital....................  12
ARTICLE 4 TAX PROVISIONS.......................................................  13
     4.1   Maintenance of Capital Accounts.....................................  13
     4.2   Allocations of Profits..............................................  14
     4.3   Allocation of Losses................................................  14
     4.4   Special Allocations.................................................  14
           4.4.1  Minimum Gain Chargeback......................................  14
           4.4.2  Member Minimum Gain Chargeback...............................  15
           4.4.3  Qualified Income Offset......................................  15

/*/Confidential Treatment Requested

           4.4.4  Gross Income Allocation......................................  15
           4.4.5  Nonrecourse Deductions.......................................  16
           4.4.6  Member Nonrecourse Deductions................................  16
           4.4.7  Code Section 754 Adjustments.................................  16
           4.4.8  Allocations Relating to Taxable Issuance of
                  Interests....................................................  16
     4.5   [  *  ].............................................................  17
     4.6   Code Section 704(c) Allocations.....................................  17
     4.7   Other Allocations Rules.............................................  17
     4.8   Tax Matters Member..................................................  18
ARTICLE 5 DISTRIBUTIONS OF CASH................................................  18
     5.1   Distributions.......................................................  18
           5.1.1  Limitations..................................................  18
           5.1.2  Amount of Distributions......................................  19
           5.1.3  Timing of Distributions......................................  19
     5.2   Additional Limitations on Distributions.............................  19
     5.3   [  *  ].............................................................  19
     5.4   Distribution to Pay Taxes...........................................  20
ARTICLE 6 MANAGEMENT AND OPERATION.............................................  20
     6.1   Management of the Company...........................................  20
           6.1.1 Managers......................................................  20
           6.1.2 Members.......................................................  20
     6.2   Appointment of Managers.............................................  20
     6.3   Performance of Duties...............................................  21
     6.4   Devotion of Time....................................................  21
     6.5   Meetings of the Board...............................................  21
     6.6   Action by Managers Without a Meeting................................  22
     6.7   Quorum and Voting at Meetings of Managers...........................  22
     6.8   Officers; Teams/Committees..........................................  23
     6.9   Internal Controls...................................................  23
     6.10  Financial and Business Information and Tax Returns..................  23
     6.11  Bank Accounts.......................................................  24
     6.12  Independent Enterprise..............................................  24
     6.13  Compensation........................................................  24
     6.14  Fiduciary Duty......................................................  24
     6.15  Other Activities....................................................  25
     6.16  Noncompetition......................................................  25
     6.17  Conflicts of Interest...............................................  25
     6.18  Patents.............................................................  25


/*/Confidential Treatment Requested

     6.19  Operations Outside the United States................................  26
     6.20  Trademarks..........................................................  26
     6.21  Responsible Party for Regulatory Purposes...........................  26
ARTICLE 7 RIGHTS, OBLIGATIONS AND POWERS OF THE MEMBERS........................  26
     7.1   Compensation of Members.............................................  26
     7.2   Services............................................................  27
           7.2.1  Types of Services............................................  27
           7.2.2  Charges for Services.........................................  27
     7.3   Admission of Additional Members.....................................  27
ARTICLE 8 LIMITATION UPON LIABILITY; INDEMNIFICATION...........................  28
     8.1   Limitation Upon Liability...........................................  28
     8.2   Company's Debts.....................................................  28
     8.3   Member's Debts......................................................  28
     8.4   Failure to Observe Formalities......................................  28
     8.5   Indemnification.....................................................  28
ARTICLE 9 REPRESENTATIONS AND WARRANTIES.......................................  29
     9.1   Representations and Warranties......................................  29
           9.1.1  Organization and Existence...................................  29
           9.1.2  Power and Authority..........................................  29
           9.1.3  Authorization and Enforceability.............................  29
           9.1.4  No Governmental Consents.....................................  30
           9.1.5  No Conflict or Breach........................................  30
           9.1.6  No Proceedings...............................................  30
           9.1.7  No PDE5 Agents...............................................  30
     9.2   Additional Representations and Warranties of ICOS...................  31
     9.3   Warranty of Statements..............................................  31
     9.4   Survival of Representations and Warranties..........................  32
ARTICLE 10 CONDITIONS PRECEDENT TO CLOSING.....................................  32
     10.1  Conditions Precedent to the Obligations of the Members..............  32
           10.1.1 No Misrepresentations........................................  32
           10.1.2 Compliance With Agreement....................................  32
           10.1.3 No Litigation................................................  32
           10.1.4 Additional Documents.........................................  32
           10.1.5 Governmental Approval and Consents...........................  33
           10.1.6 Agreements...................................................  33
     10.2  Delivery to LILLY...................................................  33
     10.3  Delivery to ICOS....................................................  34
     10.4  Closing.............................................................  34
ARTICLE 11 INDEMNIFICATION.....................................................  34
     11.1  Indemnification.....................................................  34

     11.2  Mechanism for Indemnification.......................................  35
ARTICLE 12 DISPUTE RESOLUTION..................................................  35
     12.1  Dispute.............................................................  35
     12.2  Mediation...........................................................  35
ARTICLE 13 TRANSFERS OF MEMBERSHIP INTERESTS...................................  36
     13.1  Overall Restrictions................................................  36
     13.2  Additional Restrictions.............................................  36
     13.3  Purchase Price and Payment Date.....................................  37
     13.4  Change of Control...................................................  37
     13.5  Admission of Substituted Members....................................  38
     13.6  Specific Performance................................................  38
ARTICLE 14 SALE, DISSOLUTION AND LIQUIDATION...................................  38
     14.1  Events of Dissolution...............................................  38
     14.2  Final Accounting and Tax Returns....................................  39
     14.3  Liquidation.........................................................  39
     14.4  Distributions in Liquidation........................................  39
     14.5  Deficit Capital Accounts............................................  41
     14.6  Termination of Company and Agreement................................  41
ARTICLE 15 ACCOUNTING AND REPORTS..............................................  41
     15.1  Books and Records...................................................  41
     15.2  Accounting Method...................................................  43
     15.3  Fiscal Year.........................................................  43
     15.4  Reports; Tax Returns................................................  43
     15.5  Required Governmental Filings.......................................  44
ARTICLE 16 GENERAL PROVISIONS..................................................  44
     16.1  Notices.............................................................  44
     16.2  Waiver..............................................................  45
     16.3  Severability........................................................  45
     16.4  Waiver of Partition.................................................  45
     16.5  Further Assurances..................................................  46
     16.6  Governing Law.......................................................  46
     16.7  Counterparts........................................................  46
     16.8  Limitation on Rights of Others......................................  46
     16.9  Successors and Assigns..............................................  46
     16.10 Entire Agreement; Amendment.........................................  46
     16.11 Expenses............................................................  47
     16.12 Construction........................................................  47
     16.13 Disclaimer of Agency................................................  47
     16.14 Rights and Remedies.................................................  47
     16.15 Attorneys' Fees.....................................................  47

EXHIBIT A LILLY LICENSE AGREEMENT...............................................  1
EXHIBIT B PDE5 LICENSE AGREEMENT................................................  1
EXHIBIT C RESEARCH AND DEVELOPMENT SERVICE AGREEMENT............................  1
EXHIBIT D PRESS RELEASE.........................................................  1
EXHIBIT E SCHEDULE OF LILLY CONTRIBUTIONS.......................................  1
EXHIBIT F MARKETING AND SALES SERVICE AGREEMENT.................................  1

                      LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                 LILLY ICOS LLC

     THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of LILLY ICOS LLC (the "Company") is made as of this 30th day of September 1998 by and between ELI LILLY AND COMPANY, an Indiana corporation ("LILLY"), and ICOS CORPORATION, a Delaware corporation ("ICOS").

                                    RECITALS

     A. ICOS has conducted research, has developed and possesses certain existing proprietary patent rights, technical information, technology and know-how relating to inhibitors of PDE5.

     B. LILLY and ICOS believe that the aforementioned patent rights, information, technology and know-how will have important application to the development of products.

     C. LILLY and ICOS formed the Company jointly for the principal purpose of developing, manufacturing, producing and selling throughout the Territory on a commercial basis PDE5 Products.

     D. LILLY and ICOS believe that a joint business effort between them dedicated to such purposes would be of mutual benefit to the accomplishment thereof and that the compatibility between ICOS and LILLY is such that substantial economic returns may be gained by each through cooperative effort.

     E. ICOS intends to license to the Company its technology related to PDE5 to use in the Field in consideration for a Membership Interest in the Company as more fully set forth herein.

     F. LILLY intends to contribute cash to the Company in consideration for a Membership Interest in the Company as more fully set forth herein.

     G. The parties believe that it is in their best interest to set forth their mutual understanding with respect to, among other things, management and operation of the Company and the ownership and Transfer of the Membership Interests.

     NOW, THEREFORE, in consideration of the mutual covenants of the parties, each to the other, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                  ARTICLE 1
                          DEFINITIONS; INTERPRETATION

1.1  DEFINITIONS

     Capitalized terms used herein shall have the following meanings:

     "Act" means the Delaware Limited Liability Company Act, as provided in
      ---
Title 6, Chapter 18 of the Delaware Code, (S) 101 et. seq., as amended from time
                                                  -- ----
to time.

     "Adjusted Capital Account Deficit" means, with respect to any Member, the
      --------------------------------
deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (a) Credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

          (b) Debit to such Capital Account the items described in Regulations Sections 1. 704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) and 1.704-
l(b)(2)(ii)(d)(6).

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Affiliate" means, with respect to any Person, another Person that,
      ---------
directly or indirectly, controls, is controlled by or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The direct or indirect ownership of [ * ] or, if smaller, the maximum allowed by applicable law, of the voting securities of a business entity or of an interest in the assets, profits or earnings of an Entity shall be deemed to constitute "control" of the Entity.


     "Agreement" means this Limited Liability Company Agreement, including all
       ---------
exhibits attached hereto, as originally executed and as amended from time to time.

     "Background Technology" shall have the meaning set forth in the PDE5
      ----------------------
License Agreement.  The Background Technology consists of proprietary technical

/*/ Confidential Treatment Requested
information, technology and know-how, including patents, patent applications and copyrights, owned or controlled by ICOS as of the Closing Date that relate to PDE5 and that are required in the development, manufacture, production, use or sale of PDE5 Products. The Background Technology is being licensed to the Company effective as of the Closing Date pursuant to the PDE5 License Agreement.

     "Board" means the board of Managers established in accordance with Section
      -----
6.1.

     "Capital Account" means the capital account to be determined and maintained
      ---------------
for each Member pursuant to Section 4.1 throughout the existence of the Company, which shall be interpreted and applied in a manner consistent with Regulations
Section 1.704-1(b).

     "Capital Contribution" means, with respect to any Member, the amount of
      --------------------
money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Interest held by such Member reduced by the amount of any liabilities of such Member assumed by the Company in connection with such Capital Contribution or that is secured by any property contributed by such Member as a part of such Capital Contribution.

     "Chair" means the chairperson of the Board as appointed in Section 6.2.
      -----

     "Closing Date" means October 2, 1998, or such other date as shall be
      ------------
mutually agreed upon by LILLY and ICOS.

     "Code" means the Internal Revenue Code of 1986, as amended.
      ----

     "Company" means the limited liability company formed pursuant to the
      -------
Certificate of Formation and this Agreement.

     "Company Minimum Gain" has the meaning of "partnership minimum gain" set
      --------------------
forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

     "Depreciation" means, for each Fiscal Year, an amount equal to the
      ------------
depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes as of the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

     "Entity" means any general partnership, limited partnership, limited
      ------
liability partnership, limited liability company, corporation, joint venture, trust, estate, business trust, cooperative or association or any other organization that is not a natural Person.

     "Field" means the [ * ].
      -----

     "Gross Asset Value" means, with respect to any asset, the asset's adjusted
      -----------------
basis for federal income tax purposes, except as follows:

          (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Board, provided that the initial Gross Asset Value of the assets contributed to the Company pursuant to Section 3.1 shall be as set forth in such Section;

          (b) The Gross Asset Values of Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an Interest; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

          (c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Board; and

          (d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) and Section 4.1 hereof; provided, however, that the Gross Asset Values shall not be adjusted pursuant to this clause (d) to the

/*/ Confidential Treatment Requested
extent the Board determines that an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a), (b) or (d) above, such Gross Asset Value shall thereafter be used for purposes of calculating Depreciation with respect to such asset for purposes of determining Profits and Losses.

     "IC351" means the ICOS compound currently known as IC351 that is a PDE5
      -----
Agent.

     "IRS" means the Internal Revenue Service of the U.S. Department of the
      ---
Treasury.

     "LILLY License Agreement" means the LILLY License Agreement to be entered
      -----------------------
into between the Company and LILLY as of the Closing Date that is attached hereto as Exhibit A.

     "LILLY Territory" means [ * ].
      ---------------

     "Manager" means a person appointed to the Board pursuant to Article 6.
      -------

     "Marketing and Sales Service Agreement" means the Marketing and Sales
      -------------------------------------
Service Agreement to be entered into among the Company, LILLY and ICOS as of the Closing Date that is attached hereto as Exhibit F.

     "Member Nonrecourse Debt" has the meaning of "partner nonrecourse debt" set
      -----------------------
forth in Regulations Section 1.704-2(b)(4).

     "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to
      ------------------------------------
each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability determined in accordance with Regulations Section 1.704-2(i)(3).

     "Members" means the parties to this Agreement or their respective
      -------
successors and permitted assigns.

     "Membership Interest" or "Interest" means the interest in the Company
      -------------------      --------
representing each Member's percentage ownership in, and share of Profits and Losses of, and the right to receive distributions under Sections 5.1 and 14.4 from, the

/*/ Confidential Treatment Requested

Company. The Membership Interest of each Member is fifty percent (50%), unless adjusted pursuant to Section 3.2.2.

     "Nonrecourse Deductions" has the meaning set forth in Regulations Section
      ----------------------
1.704-2(b)(1).

     "Nonrecourse Liability" has the meaning set forth in Regulations Section
      ---------------------
1.704-2(b)(3).

     "PDE5" means the [ * ] phosphodiesterase.
      ----

     "PDE5 Agent" means [ * ].
      ----------

     "PDE5 License Agreement" means the PDE5 License Agreement to be entered
      -----------------------
into between the Company and ICOS as of the Closing Date that is attached hereto as Exhibit B.

     "PDE5 Products" means [ * ].
      -------------

     "PDE5 Technology" shall have the same meaning as "Company Technology" as
      ---------------
set forth in the Research and Development Service Agreement.

     "Person" means any individual or Entity, and the heirs, executors,
      ------
administrators, legal representatives, successors and assigns of such Person where the context so permits.

     "Profits" and "Losses" mean the net taxable income and net tax loss of the
      -------       ------
Company computed for each Fiscal Year or other relevant period, as determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this clause (a) shall be added to such taxable income or loss;

          (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) (including expenditures treated as described in Code Section 705(a)(2)(B) under Regulations Section 1.704-l(b)(2)(iv)(i)), and not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

/*/  Confidential Treatment Requested

          (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to the terms of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

          (d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

          (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the terms hereof;

          (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-l(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of the Member's interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

          (g) Notwithstanding any other provisions of this Agreement, any items that are specially allocated by the Company pursuant to Section 4.4 or Section
4.5 shall not be taken into account in computing Profits or Losses. The amount of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.4 and 4.5 shall be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

     "Property" means any real, personal, tangible or intangible property
      --------
contributed to or purchased, developed or otherwise acquired and owned by the Company, including any improvements thereto.

     "Regulations" means the income tax regulations promulgated under the Code,
      -----------
as such regulations are amended from time to time (including corresponding provisions of succeeding regulations).

     "Research and Development Service Agreement" means the Research and
      -------------------------------------------
Development Service Agreement to be entered into among the Company, LILLY and ICOS as of the Closing Date that is attached hereto as Exhibit C.

     "Territory" means [ * ].
      ---------

     "Transfer" means any sale, assignment, gift, exchange, pledge, encumbrance,
      --------
change in beneficial interest of any trust or estate, distribution from any trust or estate, change in ownership of the Members, or any other disposition of all or any part of a Membership Interest, whether voluntary or involuntary.

1.2  INTERPRETATION

          (a) When required by the context, the singular includes the plural and vice versa, and the masculine includes the feminine and neuter genders, and vice versa;

          (b) Except as otherwise specifically indicated, all references in this Agreement to "Exhibits," "Schedules," "Articles," "Sections" and other subdivisions are to the corresponding Exhibits, Schedules, Articles, Sections or subdivisions of this Agreement as they may be amended from time to time; and

          (c) Headings set forth in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                                   ARTICLE 2

                               GENERAL PROVISIONS

2.1  NAME

     The name of the Company shall be Lilly ICOS LLC. All business of the Company shall be conducted under such name and under such variations thereof as the Board deems necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Company may elect to do business.

2.2  PRINCIPAL PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT

     (a) The address and principal place of business of the Company shall be 1209 Orange Street, Wilmington, DE 19801, or at such other place as the Board may from time to time determine.

     (b) The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, DE 19801. The registered agent of the Company to accept service of process is Corporation Trust Company.

/*/ Confidential Treatment Requested

2.3  CERTIFICATE OF FORMATION

     The Members shall form the Company under and pursuant to the Act by filing a Certificate of Formation for the Company (the "Certificate of Formation") with the Secretary of State of the State of Delaware.

2.4  TERM

     The term of the Company shall commence upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue until dissolved in accordance with Article 14.

2.5  PURPOSE

     The purpose of the Company is to engage in the business of developing, manufacturing, producing, promoting and selling throughout the Territory PDE5 Products for the Field, to otherwise exploit the PDE5 Technology in the Field for commercial purposes by whatever means, including, but not limited to, licensing LILLY to sell PDE5 Products in the LILLY Territory pursuant to the LILLY License Agreement, the manufacture of PDE5 Products in finished form or in bulk form for LILLY to fill, finish and sell in the LILLY Territory pursuant to the LILLY License Agreement and the coordination of development of PDE5 Products for the Territory and LILLY Territory, and to do all things necessary, appropriate or advisable in furtherance thereof. [ * ]. The Company shall not engage in any other business or activity without the unanimous written agreement of the Members.

2.6  TITLE TO COMPANY PROPERTY

     The Property shall be owned solely by the Company as an entity, and no Member, individually, shall have any ownership interest in any of the Property.

2.7  CONFIDENTIALITY

     (a) Each Member agrees (i) to take all reasonable precautions and to use its best efforts to maintain the confidentiality of all Confidential Information that such Member or any of its Affiliates (the "Recipient") obtains in respect to any other Member, the Company or any of their Affiliates (the "Disclosing Member") and (ii) not to use or disclose such Confidential Information to any third parties other than as permitted by Section 2.7(b). For purposes of this
Section 2.7, "Confidential Information" means all proprietary or confidential information owned or provided by

/*/  Confidential Treatment Requested
a Disclosing Member, including, but not limited to, proprietary or confidential information provided under the letter agreement dated [ * ] (and countersigned
[ * ]) between LILLY and ICOS regarding confidential information, other than information that (A) was previously known to the Recipient (other than from a Disclosing Member), or (B) is available or, without the fault of the Recipient (other than the Company) becomes available to the general public, or (C) is lawfully received by the Recipient without an obligation of confidentiality from a third party that, to the Recipient's knowledge, is not bound by any obligation of confidentiality. The disclosure of Confidential Information shall not constitute any grant of any license or any other rights or generate any business arrangements unless specifically set forth herein or in another agreement.

     (b) A Recipient may disclose Confidential Information (i) with the prior written consent of the Disclosing Member, (ii) to appropriate regulatory authorities, attorneys and accountants and pursuant to any order of a court, administrative agency or other governmental authority, or (iii) to take any lawful action that it deems necessary to protect its interests or the interests of its Affiliates under, or to enforce compliance with the terms and conditions of, this Agreement; provided, however, that in the event a Recipient may become legally compelled to disclose any Confidential Information it will promptly consult with the Disclosing Member as to the reasons for such disclosure and will afford the Disclosing Member a reasonable opportunity to obtain a protective order as to such information and will use reasonable efforts to obtain reliable assurance that the information disclosed will be treated confidentially.

     (c) This Section 2.7 shall supersede and cancel the letter agreement dated [ * ] (and countersigned [ * ]) between LILLY and ICOS regarding confidential information.

     (d) This Section 2.7 shall survive this Agreement and shall continue in full force and effect for a period of five (5) years after the dissolution of the Company.

2.8  PRESS RELEASES

     Attached hereto as Exhibit D is a form of press release that the Members intend to release upon execution this Agreement or shortly thereafter. All future press releases by either Member relating to the subject matter of this Agreement and related agreements shall be approved in advance by each Member after written notice of such press release is given to the other Member, except to the extent the press release is required by law in the opinion of legal counsel to the Member or the substance thereof has been previously reviewed and released by the Members or is in the public domain

/*/  Confidential Treatment Requested
through no fault of the releasing Member. The content and timing of any notice of any future press release shall be reasonable under the circumstances.

                                   ARTICLE 3
                                    CAPITAL

3.1  INITIAL CAPITAL CONTRIBUTIONS [ * ]

     3.1.1  LILLY'S INITIAL CAPITAL CONTRIBUTION

     LILLY shall make an initial Capital Contribution in the aggregate amount of [ * ] in cash to the Company. This contribution shall be bifurcated into
(a) a [ * ] amount which shall be made in accordance with the contribution schedule set forth on Exhibit E (the "[ * ]"), and (b) a [ * ] amount which shall be contributed on the Closing Date (the "[ * ]"). In exchange for its [ * ] Capital Contribution under this Section 3.1.1, LILLY shall receive a fifty percent (50%) Membership Interest and shall have an initial Capital Account balance equal to [ * ]. [ * ].

     3.1.2  ICOS' [ * ] CAPITAL CONTRIBUTION OF BACKGROUND TECHNOLOGY

          (a)  TRANSFER PURSUANT TO PDE5 LICENSE AGREEMENT

          ICOS shall transfer to the Company the PDE5 License Agreement pursuant to which the Company (as licensee) shall receive a license to the Background Technology. [ * ].

          (b)  [ * ]

          [ * ].

          (c)  [ * ]

          In consideration for its transfer of the Background Technology under the terms of this Section 3.1.2, ICOS shall receive the following: (i) [ * ]; and (ii) a fifty percent (50%) Membership Interest and shall have an initial Capital Account balance of [ * ].

          (d) BASIS ALLOCATION

          [ * ].

/*/ Confidential Treatment Requested

     3.1.3 ADDITIONAL CAPITAL CONTRIBUTIONS [ * ]

     LILLY shall make additional Capital Contributions of up to [ * ] in the aggregate in accordance with the terms of Schedule B of Exhibit E attached hereto (each such payment, an "[ * ]"). Upon LILLY's making each such [ * ], LILLY's Capital Account Balance shall be increased in the dollar amount of such payment. [ * ]. [ * ].

3.2  ADDITIONAL CAPITAL CONTRIBUTIONS

     3.2.1 CAPITAL CALLS

     Upon each party's contribution of its entire initial Capital Contribution as required in Section 3.1, the Board, in its sole discretion, may from time to time require each Member to make additional Capital Contributions to the Company to fund activities in the Field (a "Capital Call"). To make a Capital Call, the Board shall give written notice to each Member at least ninety (90) business days prior to the due date for making such additional Capital Contribution.
Such notice shall contain the following information: (a) the total capital to be contributed; (b) the amount owed by each Member; and (c) the date on which such amount is due (the "Due Date"). Each Member shall be required to contribute only an amount of the Capital Call equal to such Member's percentage ownership interest in the Company, and shall fund its Capital Contributions in cash.

     3.2.2 DEFAULTING MEMBER

     If a Member (the "Defaulting Member") does not contribute all of its respective share of any Capital Call (the difference between its share and the amount contributed, the "Default Amount") on or before the Due Date, the Company shall, [ * ];

[ * ]. Notwithstanding the foregoing, the Company and the non-Defaulting Member shall have all remedies available to them at law or in equity against the Defaulting Member to make an additional Capital Contribution required of it under this Section 3.2.

3.3  NO WITHDRAWAL OF CAPITAL; NO INTEREST ON CAPITAL

     No Member shall be entitled to withdraw or demand the return of any part of such Member's Capital Contributions, except as provided in Section 3.2.2(i) or Article

/*/ Confidential Treatment Requested

14. No Member shall have the right to receive interest on its Capital Contribution or its Capital Account.

                                   ARTICLE 4
                                 TAX PROVISIONS

4.1  MAINTENANCE OF CAPITAL ACCOUNTS

     A Capital Account shall be established and maintained for each Member in accordance with the following provisions:

     (a) Each Member's Capital Account shall be increased by (i) the amount of such Member's Capital Contribution, [ * ], (ii) such Member's allocable share of Profits and any items of the nature of income or gain that are specially allocated pursuant to Section 4.4 or 4.5, (iii) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member and (iv) the increase in Gross Asset Value of the Backround Technology and ICOS' Capital Account described in Section 3.1.3.

     (b) Each Member's Capital Account shall be decreased by (i) the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (ii) such Member's distributable share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 4.4 or 4.5, and (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

     (c) Upon the Transfer of all or part of an Interest, the Capital Account of the transferor that is attributable to the transferred Interest shall carry over to the transferee Member in accordance with the provisions of Regulations
Section 1.704-l(b)(2)(iv)(1), except as otherwise required to satisfy Regulations Section 1.704-l(b) in connection with a termination of the Company.

     (d) In determining the amount of any liability for purposes of maintaining Capital Accounts for the Members, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.

In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed

/*/ Confidential Treatment Requested
property or that are assumed by the Company or the Members), are computed in order to comply with the Code and the Regulations, the Board may make such modification, provided that it is not likely to have any material effect on the amounts distributable to any Member pursuant to Article 14 upon the dissolution of the Company. The Board also shall make (i) any adjustments that are necessary or appropriate to maintain equality between (a) the Capital Accounts of the Members and (b) the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) and (ii) any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

4.2  ALLOCATIONS OF PROFITS

     After giving effect to the special allocations set forth in Sections 4.4 and 4.5, Profits for any Fiscal Year shall be allocated among the Members in proportion to their respective Membership Interests.

4.3  ALLOCATION OF LOSSES

     After giving effect to the special allocations set forth in Sections 4.4 and 4.5, Losses for any Fiscal Year shall be allocated among the Members in proportion to their respective Membership Interests.

4.4  SPECIAL ALLOCATIONS

     The following special allocations shall be made in the following order and priority:

     4.4.1  MINIMUM GAIN CHARGEBACK

     Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 4, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and if necessary subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.4.1 is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

     4.4.2  MEMBER MINIMUM GAIN CHARGEBACK

     Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This
Section 4.4.2 is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

     4.4.3  QUALIFIED INCOME OFFSET

     In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4),
Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of
Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.4.3 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4 have been tentatively made as if this Section 4.4.3 were not in this Agreement.

     4.4.4  GROSS INCOME ALLOCATION

     In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (a) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (b) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.4.4 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 4 have been made as if Section 4.4.3 and this Section 4.4.4 were not in this Agreement.

     4.4.5  NONRECOURSE DEDUCTIONS

     Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their Membership Interests.

     4.4.6  MEMBER NONRECOURSE DEDUCTIONS

     Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

     4.4.7  CODE SECTION 754 ADJUSTMENTS

     In the event a Membership Interest is Transferred or Property is distributed to a Member, the Board shall, upon the written request of any Member, elect to cause the basis of the Property to be adjusted for federal income tax purposes under sections 734, 743 and 754 of the Code. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code
Section 734(b) or Code Section 743(b) is required pursuant to Regulations
Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations
Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

     4.4.8  ALLOCATIONS RELATING TO TAXABLE ISSUANCE OF INTERESTS

     Income, gain, loss or deduction, if any, realized by the Company as a direct or indirect result of the issuance of an Interest by the Company to a Member (the "Issuance Items") shall be allocated among the Members so that, to the extent possible, the Capital Account balance for each Member for any Fiscal Year is equal to the Capital Account balance that would have been maintained for such Member for such Fiscal Year had the Company not realized the Issuance Items.

4.5  [ * ]

     [ * ].

4.6  CODE SECTION 704(C) ALLOCATIONS

     In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members, solely for federal income tax purposes, so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with this Agreement). Such allocations shall be consistently made in accordance with the [ * ] as provided in Regulations Section 1.704-3(c); provided that such [ * ] shall be limited exclusively to ICOS' proportionate share of items of tax depreciation and amortization deductions attributable to those portions of the Background Technology which [ * ].

     In the event the Gross Asset Value of any Company asset is adjusted pursuant to the terms of this Agreement other than as a result of [ * ], subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in a manner determined by the Board consistent with Code Section 704(c) and Regulations promulgated thereunder.

4.7  OTHER ALLOCATIONS RULES

     (a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board using any permissible method under Code Section 706 and the Regulations thereunder.

     (b) Except as otherwise provided in Section 4.6 with respect to allocations pursuant to Code Section 704(c), for federal income tax purposes, all items of Company income, gain, loss or deduction shall be made in a manner that is consistent with the allocation of Profits and Losses pursuant to this Article 4. The Members are aware of the income tax consequences of the allocations of this
Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their allocable shares of Company income and loss for income tax purposes.

/*/  Confidential Treatment Requested

     (c) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits shall be equal to their respective Membership Interests.

4.8  TAX MATTERS MEMBER

     (a) ICOS shall be the "tax matters partner" (the "Tax Matters Member") for the Company within the meaning of Code Section 6231(a)(7).

     (b) The Tax Matters Member shall notify and provide copies to the other Members within five (5) business days (or as soon as reasonably practicable thereafter) of any communication received from any governmental authority regarding any proposed or existing audit, administrative or judicial proceeding, request for information, preliminary discussion or any other formal or informal communication regarding any tax matters pertaining to the Company or any Member. In addition to and not in limitation of the foregoing, the Tax Matters Member shall request, pursuant to Code Section 6223, that the other Members receive notice from the IRS regarding any proceedings or adjustments. The Tax Matters Member shall consult with the other Members concerning all tax matters and shall not take any action in connection with any audit or proceeding, or enter into any agreement with the IRS, that may adversely affect the other Members without their express prior written consent.

     (c) Notwithstanding anything to the contrary contained in this Agreement, the Tax Matters Member shall assure that for the first tax period of its operations and all subsequent periods of its operation (unless the Members have mutually agreed otherwise) the Company shall have in effect an election under Code Section 754 and all applicable regulations thereunder.

                                   ARTICLE 5
                             DISTRIBUTIONS OF CASH

5.1  DISTRIBUTIONS

     5.1.1  LIMITATIONS

     Except as provided in Sections 5.3 and 5.4, no distributions shall be made until [ * ].

/*/  Confidential Treatment Requested

     5.1.2  AMOUNT OF DISTRIBUTIONS

     Upon meeting the requirements of Section 5.1.1, the Board shall attempt to minimize the amount of cash and cash equivalents held by the Company yet maintain sufficient funds to operate the Company in accordance with the purposes of the Company as stated in Section 2.5. The Board shall cause the Company to distribute on each Distribution Date, as defined in Section 5.1.3, all amounts that the Board determines are not necessary to sustain operations of the Company through the following December 31. Prior to each Distribution Date, the Board shall determine the amount of funds necessary to sustain operations of the Company through the following December 31 (the "Retained Funds") based on compliance with an annual operating plan to be developed by the Board and in consideration of other forecasts. The Retained Funds shall be that amount of capital necessary to run the business through the following December 31 considering: [ * ]. Taking into consideration the Retained Funds necessary to run the business and the current cash balances, it is expected that the cash and cash equivalents on hand after each distribution is projected to be in the order of approximately [ * ]. The Members acknowledge that this Section 5.1.2 is for purposes of providing the Board with (i) objectives as to distributions and (ii) guidance as to the amount of funds to be retained by the Company to sustain operations until the following December 31.

     5.1.3  TIMING OF DISTRIBUTIONS

     Upon meeting the requirements in Section 5.1.1 and considering the objectives set forth in Section 5.1.2, on or before June 30 and December 31 of each year (the "Distribution Dates"), the Board shall cause the Company to distribute the available cash expected to be on hand on such dates (or such other amount as determined by the Board) to the Members in proportion to their respective Membership Interests.

5.2  ADDITIONAL LIMITATIONS ON DISTRIBUTIONS

     Except as provided in Section 5.3, no distribution shall be made if it would render the Company insolvent or compromise its ability to operate. Further, the Board shall not distribute any Property in kind except upon liquidation of the Company.

5.3  [ * ]

     [ * ].

/*/  Confidential Treatment Requested

5.4  DISTRIBUTION TO PAY TAXES

     Notwithstanding Section 5.1 but subject to the limitations on distributions under Section 5.2, in the event a Member is allocated an amount of taxable income for a Fiscal Year (other than the Fiscal Year of the Company's liquidation) in excess of such Member's proportionate share of the Company's entire taxable income for such year, the Company shall timely distribute to such Member an amount equal to the effective federal, state and local income taxes (based on the highest applicable rates in such year) that would be paid by a corporation recognizing such excess taxable income. Such distribution shall reduce the Capital Account of the recipient Member, but shall not otherwise reduce such Member's Interest in any other Company attribute.

                                   ARTICLE 6
                            MANAGEMENT AND OPERATION

6.1  MANAGEMENT OF THE COMPANY

     6.1.1  MANAGERS

     The Members hereby agree that the business, property and affairs of the Company shall be managed exclusively by the Board as the representatives of the Members. Except for situations in which the direct approval of the Members is expressly required by this Agreement or the Act, the Board shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform or cause to be performed any and all other acts or activities customary or incident to the management of the Company's business, property and affairs.

     6.1.2  MEMBERS

     The Members shall only have the power to participate in the management of the Company as expressly authorized by this Agreement or the Act. No Member, acting solely in such capacity, is an agent of the Company. Unless expressly and duly authorized in writing to do so by the Board, no Member shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

6.2  APPOINTMENT OF MANAGERS

     The Company shall have eight (8) Managers, four (4) of which shall be designated by LILLY (the "LILLY Managers") and four (4) of which shall be designated by ICOS (the "ICOS Managers"). LILLY may remove any LILLY Manager or fill any vacancy created by the resignation, death or disability of a LILLY

Manager and determine the effective date of such replacement. ICOS may remove any ICOS Manager or fill any vacancy created by the resignation, death or disability of an ICOS Manager and determine the effective date of such replacement. The number of Managers cannot be decreased or increased without the unanimous written consent of the Members. The Board shall appoint one Manager to serve as Chair, who shall serve in such capacity for a term of two
(2) years. The Board shall attempt to alternate between appointing a LILLY Manager and an ICOS Manager as Chair in each succeeding term; provided, however, a Manager may serve consecutive terms if so appointed by the Board. Each Manager shall sign an addendum to this Agreement agreeing to be bound by its terms.

6.3  PERFORMANCE OF DUTIES

     Each Manager shall perform his or her managerial duties in good faith, in a manner he or she reasonably believes to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. In performing his or her duties, the Managers shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, of the following persons or groups, unless they have knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that the Manager acts in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

     (a) one or more officers, employees or other agents of the Company or a Member whom the Manager reasonably believes to be reliable and competent in the matters presented; or

     (b) any attorney, independent accountant or other person as to matters that the Manager reasonably believes to be within such person's professional or expert competence.

6.4  DEVOTION OF TIME

     A Manager is not obligated to devote all of his or her time or business efforts to the affairs of the Company. A Manager shall devote whatever time, effort and skill as he or she deems appropriate for the operation of the Company.

6.5  MEETINGS OF THE BOARD

     The Board shall meet at least once every quarter. In addition, the Board shall meet upon the request of any Manager made to the Chair. Managers may participate in meetings by means of audio or video conferencing equipment through which all

Managers participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting. Meetings shall be held at such place and time as agreed to by the Board. The Chair shall provide at least five (5) business days' advance written notice and an agenda of each meeting of the Board to each Manager, unless a Manager waives the advance notice requirement with respect to that Manager. Records of proceedings of the Board shall be prepared by the Chair and shall be subject to the approval of the Board.

6.6  ACTION BY MANAGERS WITHOUT A MEETING

     Any action that could be taken at a meeting of the Board may be taken without a meeting if [ * ].

6.7  QUORUM AND VOTING AT MEETINGS OF MANAGERS

     (a) QUORUM. [ * ] shall constitute a quorum of the Board for the transaction of business.

     (b) VOTING. Except as provided in Sections 6.7(c) and 6.7(d), any management decision shall require the approval of the Board, which approval shall exist only upon the affirmative vote of four (4) or more Managers at a meeting of the Board at which a quorum is present.

     (c) ESTABLISHED POLICIES. The following actions shall require Board approval as provided in Section 6.7(b), unless the Board establishes an ongoing written policy of conducting any such action which policy may be changed in writing by the Board from time to time:

          (i) Any lending or borrowing of money by the Company;

          (ii) The acquisition, mortgage, pledge, sale, assignment, transfer or other disposition of any property of the Company having a fair market value in excess of [ * ] by the Company (other than in connection with the sale of products and services in the ordinary course of its business) or of any interest (regardless of value) in the legal or beneficial ownership of any other corporation or enterprise;

          (iii) The adoption of a business plan or annual capital, operating and development plans and budgets, including any material modification thereof ("Business Documents");

          (iv) Any capital expenditure in excess of [ * ] by the Company; and

/*/  Confidential Treatment Requested

     (d) MEMBERS' CONSENT. The following actions shall require both the approval of the Board and the unanimous written consent of the Members:

          (i) The entry by the Company into any business outside the Field;

          (ii) Any act in material contravention of this Agreement.

6.8  OFFICERS; TEAMS/COMMITTEES

     The Board may, but is not required to, establish officers of the Company and prescribe the duties of such officers. The officers of the Company shall be chosen by, and shall serve at the pleasure of, the Board, and shall hold their respective offices until their resignation, removal, or other disqualification from service in a manner determined by the Board, or until their respective successors shall be elected. The Board may, but is not required to, establish such teams or committees composed of representatives from the Members or otherwise and delegate to such teams or committees such authority, duties and responsibilities as it deems appropriate. To assist the Board in managing the Company, the Board expects to establish a Joint Venture Operating Team, composed of individuals who shall serve for one (1) year terms each, subject to reappointment by the Board. The Joint Venture Operating Team shall perform such functions as directed by the Board.

6.9  INTERNAL CONTROLS

     The Board shall conduct the business of the Company at all times in accordance with high standards of business ethics and devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with general or specific authorizations and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, to permit preparation of all tax returns and to maintain accountability for assets as set forth in Section 15.1.

6.10  FINANCIAL AND BUSINESS INFORMATION AND TAX RETURNS

     The Board shall make available to all the Members on a regular basis, and as reasonably requested, all such information and/or documents (including Business Documents as defined in Section 6.7(c)(iii)) as may be required to permit the Board and the Members, as the case may be, to make informed judgments with respect to all matters concerning the Company of interest to them.

6.11  BANK ACCOUNTS

     All funds of the Company shall be deposited in the name of the Company in such bank accounts as shall be determined by the Board. No withdrawals for cash may be made in excess of [ * ] at any one time. Any payment from the accounts may be made or authorized only by an individual who is so authorized by the Board; provided, however, that the [ * ] or (b) for the purpose of making any payments to any Member or its Affiliate. The funds of the Company shall not be commingled with the funds of any other Person, and the Board shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company. The Members shall not make deposits into or issue any checks against the Company bank accounts without full, proper and complete supporting records.

6.12 INDEPENDENT ENTERPRISE

     The Members agree to cause the Company at all times to be conducted as an independent enterprise for profit. Except as otherwise agreed to by the Members in writing or provided herein, all commercial transactions between the Company and LILLY and/or ICOS (or their Affiliates) shall be conducted on an arm's-length basis with neither granting to the other terms or conditions more favorable than would be accorded unrelated third parties, except as the Members otherwise agree in writing prior to such transactions.

6.13 COMPENSATION

     No Manager shall be entitled to compensation from the Company for services rendered to the Company as Manager, except that the Company shall reimburse each Manager for reasonable out-of-pocket expenses incurred by the Manager in connection with the Company's business. The previous sentence, however, shall not preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.

6.14 FIDUCIARY DUTY

     Each Member, Manager and officer shall all have the fiduciary responsibility for the safekeeping and use of all funds and assets (including records) of the Company, whether or not in immediate possession or control, for the exclusive benefit of the Company and its Members.

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                                     -24-

6.15 OTHER ACTIVITIES

     The Members may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether presently existing or hereafter created, other than for the purpose of development, manufacture, production and sale of PDE5 Products in the Territory.

6.16 NONCOMPETITION

     (a) GENERAL. Until dissolution of the Company in accordance with Article 14 or purchase of the Member's Interest in accordance with this Agreement, no Member shall, and each Member shall cause its Affiliates not to, [ * ].

     (b) EXCEPTIONS.  Section 6.16(a) shall not apply to any current products of
the Member or its Affiliates that [   *   ].

6.17 CONFLICTS OF INTEREST

     The Managers who represent any Member referred to in Section 6.2 (the "Interested Member") shall not be entitled to vote on any matter that involves
(a) a claim by the Company against the Interested Member or an Affiliate of the Interested Member; (b) a claim by the Interested Member or its Affiliate against the Company; (c) the declaration by the Company of a default under any agreement between the Company and the Interested Member or its Affiliate; (d) the exercise by the Company of any right to terminate any agreement between the Company and the Interested Member or its Affiliate based on a default thereunder; (e) the negotiation of any new agreements to be entered into by the Company and such Interested Member or its Affiliate; or (f) any and all disputes between the Company and the Interested Member or its Affiliate. As to matters where the representatives of a Member are not entitled to vote, the representatives of the other Member who are not disqualified may exercise the powers of the Board in accordance with, and subject to the other provisions of, this Agreement. Notwithstanding the foregoing, however, no claim shall be asserted by the Company or by an Interested Member (or its Affiliate) against the other, and no default shall be declared by the Company or an Interested Member (or its Affiliate) with respect to the other, unless such claim or dispute cannot be resolved either by the approval of the Board as provided under Section 6.7 or under Article 12.

6.18 PATENTS

     The Company will undertake to [ * ].

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                                     -25-

6.19 OPERATIONS OUTSIDE THE UNITED STATES

     It is expected that structures for doing business outside the United States in the Territory will be created to enable the achievement of the purposes set forth in Section 2.5. In establishing the structures, the following principles and objectives will serve as guidelines:

          (a)  [ * ].

          (b)  [ * ].

          (c)  [ * ].

          (d)  [ * ].

6.20 TRADEMARKS

     At or shortly after formation the Members will grant the Company a nonexclusive, royalty free, worldwide license to use the Member's name and logo in the name of the Company and with the Company's products, product literature (including promotional materials) and services, subject to the terms of reasonable trademark licenses to be negotiated in good faith.

6.21 RESPONSIBLE PARTY FOR REGULATORY PURPOSES

     No later than the [ * ], the Board shall identify a responsible party and his/her foreign equivalents for the Company for the purposes of meeting health authority requirements. This person will be considered the most responsible individual within, or on behalf of, the Company for regulatory purposes.

                                   ARTICLE 7
                 RIGHTS, OBLIGATIONS AND POWERS OF THE MEMBERS

7.1  COMPENSATION OF MEMBERS

     Except as may be specifically provided in this Agreement or in any other written agreement, no Member shall receive any salary, fee or draw for services rendered to or on behalf of the Company.

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                                     -26-

7.2  SERVICES

     7.2.1  TYPES OF SERVICES

     ICOS and its Affiliates expect to provide the Company with business management, accounting and financial support services in connection with the daily operation of the Company's business, including operating and sales services, in the United States and potentially throughout the rest of the Territory. Both Members or their Affiliates are expected to provide the Company with legal advice and related support services in connection with filing of patent applications, protection of intellectual property and support of litigation related to intellectual property matters and with such other services as the Company may require and the Members may agree to provide. The foregoing services that are expected to be provided to the Company shall be subject to the terms of reasonable service agreements to be negotiated in good faith.

     7.2.2  CHARGES FOR SERVICES

     Services supplied to the Company by the Members may be charged on the following basis:

          (a) Each Member may charge the Company for [ * ].

          (b) If a Member retains a third party to provide consulting or other services to the Company, the Member may charge the Company for providing such services in the amount that the third party charges the Member, provided such charges are reasonable.

7.3  ADMISSION OF ADDITIONAL MEMBERS

     The Board may admit to the Company additional Members, from time to time, subject to the following:

     (a) All the Members agree in writing to the admission of the new Member;

     (b) The additional Member shall make a Capital Contribution in such amount and on such terms as the Board determines to be appropriate; and

     (c) No additional Member shall be admitted if the effect of such admission would be to terminate the Company within the meaning of Code Section 708(b).


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                                     -27-

                                   ARTICLE 8
                   LIMITATION UPON LIABILITY; INDEMNIFICATION

8.1  LIMITATION UPON LIABILITY

     No Member, Manager, officer or Affiliate thereof shall be liable, responsible or accountable in damages or otherwise to the Company for any act or omission by a Member, Manager or officer performed in good faith and in a manner reasonably believed by him, her or it to be within his, her or its scope of authority granted by this Agreement and in the best interest of the Company.
The Member, Manager or Officer shall be liable, however, for an act or omission that constitutes fraud, intentional misconduct, bad faith, gross negligence or a knowing violation of law. The liability of the Members, Managers, officers or Affiliates shall be further limited as set forth in the Act and other applicable law.

8.2  COMPANY'S DEBTS

     The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise (except for the Member's, Manager's or officer's own torts), shall be solely the debts, obligations and liabilities of the Company; and the Member, Manager or officer shall not be obligated personally for any such debts, obligations and liabilities of the Company solely by reason of being a Member or acting as a Manager or officer of the Company.

8.3  MEMBER'S DEBTS

     The personal debts, obligations and liabilities of any Member, Manager, officer or Affiliate thereof, whether arising in contract, tort or otherwise, shall be solely the personal debts, obligations and liabilities of such Member, Manager, officer or Affiliate and the Company shall not be obligated for such debts, obligations or liabilities.

8.4  FAILURE TO OBSERVE FORMALITIES

     A failure to observe any formalities or requirements of this Agreement, the Certificate of Formation or the Act shall not be grounds for imposing personal liability on the Members, Managers or officers for liabilities of the Company.

8.5  INDEMNIFICATION

     The Company shall indemnify and hold harmless all Members, Managers, officers, their Affiliates and authorized agents of the Company (an "indemnitee") against any liability, loss, damage, cost or expense (including attorneys' fees and costs) incurred by an indemnitee on behalf of the Company or in furtherance of the Company's interests; provided, however, that the Company shall not indemnify and hold harmless an indemnitee in any of the circumstances identified in
Section 8.1 under which a Member, Manager or officer would be liable to the Company. No Member, Manager or officer shall have any personal liability with respect to the satisfaction of any required indemnification of an indemnitee. Any indemnification required hereunder shall be made promptly as the liability, loss or expense is incurred or suffered, and the indemnification provided by this Section 8.5 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, as a matter of law or equity, or otherwise, and shall continue as to a Member, Manager or officer who has ceased to serve in that capacity, and shall inure to the benefit of the heirs, successors, assigns and administrators of the indemnitees.

                                   ARTICLE 9
                         REPRESENTATIONS AND WARRANTIES

9.1  REPRESENTATIONS AND WARRANTIES

     Each Member hereby represents and warrants to the other Members as of the date hereof the following:

     9.1.1  ORGANIZATION AND EXISTENCE

     Such Member is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated.

     9.1.2  POWER AND AUTHORITY

     Such Member has the full power and authority to execute, deliver and perform this Agreement, and to own and lease its properties and to carry on its business as now conducted and as contemplated hereby.

     9.1.3  AUTHORIZATION AND ENFORCEABILITY

     The execution and delivery of this Agreement by such Member and the carrying out by such Member of the transactions contemplated hereby have been duly authorized by all requisite corporate actions, and this Agreement has been duly executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against it in accordance with the terms hereof, subject, as to enforceability of remedies, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

     9.1.4  NO GOVERNMENTAL CONSENTS

     No authorization, consent or approval of, or notice to or filing with, any governmental authority is required for the execution, delivery and performance by such Member of this Agreement.

     9.1.5  NO CONFLICT OR BREACH

     None of the execution, delivery and performance by such Member of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby conflicts or will conflict with or will result in a breach or violation of any of the terms, conditions or provisions of any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of such Member or any order, writ, injunction, judgment or decree of any court of governmental authority against such Member or by which it or any of its proprieties is bound, or any loan agreement, indenture, mortgage, note, resolution, bond, or contract or other agreement or instrument to which such Member is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties.

     9.1.6  NO PROCEEDINGS

     There are no suits or proceedings pending (other than those disclosed on Schedule 9.1.6 attached hereto), or to the knowledge of such Member, threatened in any court or before any regulatory commission, board or other governmental administrative agency against or affecting such Member that could have a material adverse effect on the business or operations of such Member, financial or otherwise, or on its ability to fulfill its obligations hereunder.

     9.1.7  NO PDE5 AGENTS

     Except for IC351 and the other compounds included in the PDE5 License Agreement with respect to ICOS and to each Member's knowledge and the knowledge of its Affiliates, such Member and its Affiliates (a) [ * ], (b) [ * ], and
(c) are not selling any product that contains a PDE5 Agent or conducting a human clinical trial of a PDE5 Agent. [ * ].


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                                     -30-

9.2  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF ICOS

     ICOS hereby represents and warrants to LILLY as of the date hereof, subject to Section 6.02 of the PDE5 License Agreement, that (a) it owns or controls the Background Technology (except technology that is not the subject of patents),
(b) except for the rights and obligations of ICOS under agreements by which it licensed or acquired some of the Background Technology, the Background Technology is free and clear of any liens, claims or encumbrances, (c) [ * ] and
(d) to its knowledge, there is no material and unauthorized use, infringement or misappropriation of any of its rights in the Background Technology.

     In addition, ICOS further represents and warrants to LILLY as of the date hereof, subject to Section 6.02 of the PDE5 License Agreement that:

     (i) It has provided to LILLY a complete and accurate copy of the Collaboration Agreement by and among Glaxo Group Limited, Glaxo Inc. and ICOS dated as of October 3, 1991 with attached Appendices A, B and C and the amendment to such agreement dated as of January 24, 1997;

     (ii)   It has provided to LILLY complete and accurate copy of the [ * ];

     (iii) Set forth on Appendix 1 to the PDE5 License Agreement is a complete listing of patents, patent applications and invention disclosures [ * ] related to PDE5 to ICOS' knowledge;

     (iv) The assignment from [ * ] regarding rights in certain patents and patent applications to the [ * ] as referenced in [ * ] has occurred;

     (v) To the best of its knowledge and after reasonable examination, it does not believe that the Company (or sublicensees thereof) would be subject to any royalty obligation under the [ * ] with respect to the manufacture, use, sale, offer for sale or import of IC351 or a PDE5 Product containing IC351; and

     (vi) It is not aware whether the [ * ] has complied with reporting/notification obligations under Section 200 et. seq. of the United States Code Title 35.

9.3  WARRANTY OF STATEMENTS

     No representation or warranty of either Member, or any exhibit, document, statement, certificate or schedule pursuant hereto or in connection with the


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                                     -31-
transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make statements or facts contained therein not misleading. The representations and warranties of the Members set forth in this Agreement and in any exhibit, document, statement, certificate or schedule furnished or to be furnished pursuant hereto shall be true on and as of the Closing Date as though such representations and warranties were made on and as of Closing Date.

9.4  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The respective representations and warranties of the Members shall survive the Closing Date and continue in full force and effect for a period thereafter equal to five (5) years following the Closing Date.

                                   ARTICLE 10
                        CONDITIONS PRECEDENT TO CLOSING

10.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE MEMBERS

     All the obligations of any Member under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

     10.1.1  NO MISREPRESENTATIONS

     Neither Member shall have discovered any material error, misstatement or omission in the representations and warranties made by the other party in
Article 9.

     10.1.2  COMPLIANCE WITH AGREEMENT

     Each Member shall have performed and complied with all terms, covenants and conditions required by this Agreement prior to the Closing Date.

     10.1.3  NO LITIGATION

     No suit, action or proceeding against any Member shall be pending or threatened before any court or governmental agency in which such suit, action or proceeding seeks to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     10.1.4  ADDITIONAL DOCUMENTS

     Each Member shall have delivered to the other Member such other instruments and documents as may be, in the opinion of counsel for the other Member, reasonably necessary to effectuate the transactions contemplated by this Agreement, and all legal matters in connection with this Agreement and the transactions contemplated hereby shall have been approved by counsel for the other Member.

     10.1.5  GOVERNMENTAL APPROVAL AND CONSENTS

     All necessary notifications and filings, if any, required to be made in or with respect to any relevant country will have been made and all necessary governmental approvals, if any, shall have been received and the prescribed waiting periods will have expired or been terminated. No governmental entity shall have indicated its objection to, or its intent to challenge as violative of any federal, state or foreign laws, any of the transactions contemplated by this Agreement or any related documents. In the event a governmental entity places a condition on its approval of the transaction as contemplated by this Agreement or any related documents that has a material effect on the proposed business of the Company, the Members shall attempt to negotiate a mutually agreeable modification to this Agreement.

     10.1.6  AGREEMENTS

     The Members have entered into, and duly executed, the Research and Development Service Agreement and the Marketing and Sales Service Agreement. The Company and ICOS have entered into, and duly executed, the PDE5 License Agreement. The Company and LILLY have entered into, and duly executed, the LILLY License Agreement.

10.2 DELIVERY TO LILLY

     LILLY shall have delivered to it each of the following at or prior to the Closing Date:

          (a) Confirmation in form and substance reasonably satisfactory to LILLY evidencing receipt of its Capital Contribution specified in Section 3.1;

          (b) Duly executed counterpart of the PDE5 License Agreement effective to license the Background Technology to the Company for use in the Field, together with such other documents and instruments as may be necessary to effectuate the licensing contemplated by this Agreement; and

          (c) Duly executed certificate from an officer of ICOS that the representations and warranties of ICOS contained in Article 9 are true and correct as of the Closing Date.

10.3 DELIVERY TO ICOS

     ICOS shall have delivered to it each of the following at or prior to the Closing Date:

          (a) Confirmation in form and substance reasonably satisfactory to ICOS evidencing receipt of its Capital Contribution specified in Section 3.1; and

          (b) Duly executed certificate from an officer of LILLY that the representations and warranties of LILLY contained in Article 9 are true and correct as of the Closing Date.

10.4 CLOSING

     The closing hereunder shall occur on the Closing Date at such time and place as may be mutually agreed upon by the parties. At the closing, each party shall deliver such documents, instruments and materials as are called for by this Agreement or as may be reasonably required in order to carry out the provisions and purposes hereof, all of which shall be satisfactory in substance and form to legal counsel for each party, including the delivery of the PDE5 License Agreement, Research and Development Service Agreement, Marketing and Sales Service Agreement, LILLY License Agreement and the certificates contemplated by Sections 10.2(c) and 10.3(b), all as executed by the parties. Simultaneously with the delivery and closing, LILLY shall make a capital contribution pursuant to Section 3.1.1 of [ * ].


                                   ARTICLE 11
                                INDEMNIFICATION

11.1 INDEMNIFICATION

     ICOS shall indemnify and hold LILLY, the Company and their respective Managers, officers, employees and agents harmless from and against any and all claims, liabilities, losses, costs, damages and expenses, including costs of investigation, court costs and reasonable attorneys' fees, to which any of them may become subject arising from or in any manner connected with, directly or indirectly, any material misstatement, error or omission in any representation or warranty of ICOS contained in this Agreement (without effect on ICOS' liability under the various instruments and documents to be executed in connection herewith). LILLY shall indemnify ICOS, the Company and their respective Managers, officers, employees

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                                     -34-
and agents to the same extent that LILLY is being indemnified pursuant to the immediately preceding sentence.

11.2 MECHANISM FOR INDEMNIFICATION

     The Member seeking indemnification hereunder ("Indemnified Member") shall give written notice to the indemnifying Member ("Indemnifying Member") of its indemnification claims hereunder, specifying the amount and nature of the claim, and giving the Indemnifying Member the right to contest any such claim represented by counsel of its choice; if any such claim is made hereunder by the Indemnified Member and such claim arises from the claims of a third party against the Indemnified Member and the Indemnifying Member does not elect to undertake the defense thereof by written notice within fifteen (15) days after receipt of the original notice from the Indemnified Member, the Indemnified Member shall be entitled to indemnity pursuant to the terms of this Agreement to the extent of its payment in respect of such claim. To the extent that the Indemnifying Member undertakes the defense of such claim in good faith by proceeding diligently at its expense, and without materially impairing the financial conditions or operations of the Indemnified Member, the Indemnified Member shall be entitled to indemnity hereunder only if, and to the extent that, such defense is unsuccessful as determined by a final judgment of a court of competent jurisdiction or is settled with the consent of the Indemnifying Member. The Member defending a third-party claim shall have the right to choose its own counsel.

                                   ARTICLE 12
                               DISPUTE RESOLUTION

12.1 DISPUTE

     In the event a dispute arises between the Members regarding the application or interpretation of any provision of this Agreement or if there is a deadlock among the Managers with respect to any management decision (a "Dispute"), then upon the written request of either Member that includes a summary of the Dispute, the [ * ].

12.2 MEDIATION

     Any Dispute that the Members are unable to resolve through [ * ] shall be submitted to nonbinding mediation, which will be held in Indianapolis, Indiana, if initiated by ICOS and in Seattle, Washington, if initiated by LILLY. The Members will mutually determine the mediator from a list of mediators obtained from the American Arbitration Association office located in the city in which the proceeding

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

will take place. If the Members are unable to agree on the mediator, the mediator will be selected by the American Arbitration Association with a preference for selecting a retired federal judge or state supreme court judge as the mediator.

                                   ARTICLE 13
                       TRANSFERS OF MEMBERSHIP INTERESTS

13.1 OVERALL RESTRICTIONS

     The Company will be owned on the Closing Date by two (2) entities that have the compatibility and financial stability that are major elements contributing toward the prospect of the future success of the Company. Except in accordance with the terms of this Agreement, no Member shall Transfer all or any part of its Membership Interest, or any interest therein, unless the Member (a) obtains the prior written consent of the other Member ("Nontransferring Member"), which consent may be withheld in the sole and absolute discretion of the Nontransferring Member, and (b) provides satisfactory evidence to the Company that such Transfer shall not violate applicable securities laws. Unless such prior requirements are met, the proposed Transfer may not take place, and any attempted Transfer in derogation hereof shall be deemed null and void. If for any reason any clause or provision of this Section 13.1 should be held unenforceable, invalid or in violation of law by any court or tribunal, then the Nontransferring Member shall have the right, exercisable in writing within ninety (90) days of the date of final determination of invalidity or unenforceability, to purchase the Membership Interest Members such transferring Member purported to Transfer, pursuant to the terms of Section 13.3.

13.2 ADDITIONAL RESTRICTIONS

     Upon the occurrence of any of the following events with respect to a Member ("Occurrence Member") (wherein there is not a continuity of proprietary interest of the shareholders of the Member who owned the shares of the Member prior to the occurrence of such event): (a) any transfer of substantially all of its assets, (b) a liquidation or dissolution, or (c) any insolvency or bankruptcy proceeding, the Member that is not involved with such an occurrence shall have the right, exercisable in writing within sixty (60) days after the later of (i) receipt of written notice of such occurrence and (ii) the conclusion of the appraisal contemplated in Section 13.3, to purchase the Occurrence Member's entire Membership Interest pursuant to the terms of Section 13.3 or to dissolve the Company pursuant to the terms of Article 14. The Occurrence Member shall notify the other Member in writing of any occurrence described in clauses (a),
(b) or (c) of this Section 13.2 at the very earliest time practicable.

13.3 PURCHASE PRICE AND PAYMENT DATE

     For purposes of Sections 13.1 and 13.2, the purchase price to be paid for the Membership Interest of the transferring Member or Occurrence Member shall be computed as follows:

     (a) Within sixty (60) days after the occurrence of an event described in
Section 13.2 or 13.3, the Members shall jointly appoint an investment banking firm or failing this joint action, each shall designate an investment banking firm. Within thirty (30) days after their appointment, the designated investment banking firms shall designate an additional investment banking firm (the "Neutral Investment Banker") (collectively, the Neutral Investment Banker and the two investment banking firms designated by the Members being referred to as the "Three Investment Bankers"). The failure by any Member to appoint an investment banking firm within the time allowed shall be deemed equivalent to appointing the other Member's investment banking firm as the jointly appointed investment banking firm. Within sixty (60) days after the appointment of the jointly appointed investment banking firm or the Neutral Investment Banker, as the case may be, the jointly appointed investment banking firm or the Three Investment Bankers, by a majority vote, shall render their appraisal of the fair market value of the Membership Interest being purchased, which appraisal shall be binding and conclusive. The Company shall bear all appraisal expenses.

     (b) The payment date of the purchase price pursuant to this Section 13.3 shall not be later than sixty (60) days after the sixty (60) day period set forth in Section 13.3(a).

13.4 CHANGE OF CONTROL

     In the event of a Change in Control (as defined below) of either Member (the "Acquired Member"), the other Member (the "Other Member") shall be [ * ], except (a) all accrued obligations shall survive, (b) the provisions of Sections 2.7, 3.1.3 and 5.3 and Articles 11 and 12 of this Agreement shall survive, (c) the PDE5 License Agreement shall not terminate and (d) Article 6 of the Research and Development Service Agreement shall survive but shall not operate as to any future developments, inventions or discoveries.

     For purposes of this Section 13.4, a "Change in Control" occurs when (a) any Person becomes, after the date hereof, the beneficial owner, directly or indirectly, of more than [ * ] of the outstanding securities of the Acquired Member having a right to vote in the election of Directors or (b) the Acquired Member is involved in a

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reorganization, merger or consolidation, except a "Change in Control" will not have occurred if, after the transaction, [ * ] or more of the outstanding voting securities of the corporation acquiring the Acquired Member's voting securities or resulting or surviving from the reorganization, merger or consolidation are owned by the Acquired Member's shareholders in the same proportion as they own the Acquired Member's voting securities immediately prior to such transaction.

13.5 ADMISSION OF SUBSTITUTED MEMBERS

     Subject to the other provisions of this Section 13, a transferee of an Interest may be admitted to the Company as a substituted Member only upon satisfaction of the following conditions:

     (a) The Members unanimously consent to such admission, which consent may be given or withheld in the sole discretion of each Member;

     (b) The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Board may reasonably request as may be necessary or appropriate to confirm such transferee as a Member and bind such transferee by the terms and conditions of this Agreement; and

     (c) The transferee pays or reimburses the Company for all reasonable legal, filing and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred Interest.

13.6 SPECIFIC PERFORMANCE

     Each of the Members acknowledges that the rights and obligations provided by this Section 13 are of unique value to it and that the payment of monetary damages could not adequately compensate the other Member for any breach of the obligations set forth herein. Accordingly, the rights of the Members set forth in this Section 13 shall be specifically enforceable in accordance with their terms.

                                   ARTICLE 14
                       SALE, DISSOLUTION AND LIQUIDATION

14.1  EVENTS OF DISSOLUTION

     (a) The Company shall be dissolved upon the mutual written consent of the Members.


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

     (b) The Company shall be dissolved upon the occurrence of any of the events set forth in Section 13.2 if the Member that is not the Occurrence Member shall not have exercised the purchase option provided in Section 13.2 and shall have requested, within sixty (60) days after such occurrence, that the Company be dissolved.

     (c) The Company may be dissolved for federal and Delaware income tax purposes, but preserved in nominal form for Delaware state law purposes, by either Member upon the bankruptcy, receivership or insolvency of the other Member or the Company, or upon the material breach of this Agreement by the other Member.

     (d) The Members recognize that the Company may be dissolved by order of a court of competent jurisdiction pursuant to (S) 18-802 of the Act.

14.2 FINAL ACCOUNTING AND TAX RETURNS

     Upon the dissolution of the Company, a complete and accurate accounting shall be made by the Company's independent certified public accountants from the date of the last previous accounting to the date of dissolution, and all required tax returns shall be timely filed in connection therewith.

14.3 LIQUIDATION

     Upon the dissolution of the Company, each Member shall appoint an individual to act as a liquidator to wind up the Company (and, if either Member fails to appoint such individual within sixty (60) days after the written request of the other Member, the individual that shall have been appointed by such other Member within such sixty (60) day period shall act as the liquidator) (the individuals so appointed shall be referred to collectively as the "Liquidator"). The Liquidator shall have full power and authority to take full account of the Company's assets and liabilities and to wind up and liquidate the affairs of the Company in an orderly and business-like manner as is consistent with obtaining the fair value thereof upon dissolution. The Company shall engage in no further business thereafter other than as necessary to operate on an interim basis, collect its receivables, pay its liabilities and liquidate its assets.

14.4 DISTRIBUTIONS IN LIQUIDATION

     (a) Upon dissolution of the Company and the liquidation of the assets of the Company pursuant to this Article 14, the Liquidator shall wind up the affairs of the Company and liquidate the assets as promptly as is consistent with obtaining fair value therefor and cause the remaining assets of the Company, including proceeds of sales or other dispositions in liquidation of assets, to be applied in accordance with the following priorities:

          (i) First, to payment of the debts and obligations of the Company to its creditors (other than a Member), including sales commissions and other expenses incident to any sale of the assets of the Company;

          (ii) Second, to the establishment of such reserves as the Liquidator may deem reasonably necessary for any unliquidated contingent or unforeseen liabilities or obligations of the Company;

          (iii) Third, to the payment in full of loans (including for this purpose, accrued interest thereon through the date of payment) to the Company by the Members, pro rata, according to the relative amount of such unpaid loans (including for this purpose, accrued interest thereon through the date of payment) and then to the payment in full of any other debts and obligations of the Company to its Members (e.g., under service agreements), pro rata, according to the relative amount of such debts and obligations;

          (iv) Fourth, to the Members having positive Capital Accounts pro rata in accordance with their relative positive Capital Accounts (as determined after taking into account all Capital Account adjustments for the Company's Fiscal Year during which such liquidation occurs), until all such positive Capital Accounts are reduced to zero; and

          (v) Fifth, among the Members in proportion to their respective Membership Interests.

The reserves established pursuant to clause (ii) of this Section 14.4(a) shall be paid over by the Liquidator to a bank or other financial institution to be held in escrow for the purpose of paying unliquidated, contingent or unforeseen liabilities or obligations, and, at the expiration of such period as the Liquidator deems advisable, such reserves shall be distributed to the Members or their assigns in the priority set forth in clauses (iii) and (iv) of this
Section 14.4(a). Distributions to the Members pursuant to this Section 14.4(a) shall be made within the time period prescribed by Regulations Section 1.704-1(b)(2)(ii)(b).

     (b) In the event the Liquidator determines that an immediate sale of part or all of the Company assets would cause undue loss to the Members, the Liquidator, in order to avoid such loss, may either (i) defer liquidation of any assets of the Company for a reasonable time, except those assets necessary to satisfy Company debts and obligations, or (ii) distribute the assets in kind to the Members. If any assets of the Company are to be distributed in kind, such assets shall be valued and shall be deemed sold at their fair market value and any gain or loss deemed realized shall be allocated to the Capital Accounts of the Members for purposes of applying this Section 14.4 as if such gain or loss had actually been fully realized. Any assets that are to be so distributed shall be distributed on the basis of the fair market value thereof and any Member entitled to an interest in such assets shall receive such interest therein as a tenant-in-common with all other Members so entitled. The fair market value of such assets shall be determined by an appraiser to be selected by the Liquidator or by agreement of all the Members. In the event of such distribution in kind, the distributee Member shall not thereafter sell or otherwise Transfer or dispose of any interest in any assets so distributed which it holds as a tenant-in-common without first offering such interest in writing to the other tenant-in-common upon the same terms and conditions and for the same price as such proposed sale or Transfer. The other tenant-in-common shall have thirty (30) days after the receipt of such offer within which to accept the same and shall have the right to acquire such interest. If the other tenant-in-common shall fail to accept such offer within such period of time, such distributee Member shall be free to sell the interest in such assets upon the terms and conditions described in the offer disclosed to the other tenants-in-common free of any further rights of first refusal.

14.5 DEFICIT CAPITAL ACCOUNTS

     Except as may otherwise be required by law, notwithstanding anything to the contrary contained in this Agreement, to the extent that any Member has a Deficit Capital Account balance upon dissolution of the Company, that balance shall not be an asset of the Company and that Member shall not be obligated to contribute any amount to the Company to bring the balance of that Member's Capital Account to zero.

14.6 TERMINATION OF COMPANY AND AGREEMENT

     Upon the completion of the distributions in liquidation of the Company as provided in this Article 14, (a) the Liquidator shall take all actions as may be appropriate to finally dissolve and liquidate the Company and (b) this Agreement shall terminate.

                                   ARTICLE 15
                             ACCOUNTING AND REPORTS

15.1 BOOKS AND RECORDS

     (a) Procedures.  The Board shall implement standard procedures with respect
         ----------
to accounting, financial reporting and management information, including, without limitation, statements reflecting Company distributions, earnings, Profits and Losses, residual value of Company Property and taxable income.

     (b) Records.  At all times during the term of the Company, the Board shall
         -------
keep or cause to be kept full and accurate books, records and accounts, which shall, in reasonable detail, accurately and fairly reflect each transaction of the Company. Each Member and its representatives shall have access to such books, records and documents during reasonable business hours and may inspect and make copies of any of them. The Board may delegate to a third party or Member the duty to maintain and oversee the preparation of such records and books of account. The Board shall maintain all such books and records for the six (6) most recent Fiscal Years or until such year is closed for tax audit purposes.

     (c) Audit of Company's Statements.  The Company will engage and pay for an
         -----------------------------
external accounting firm to audit its financial statements at least annually. Since it is anticipated that one Member, as chosen by the Board (the "Accounting Services Provider"), will provide accounting services to the Company, the Board is advised that, whenever practicable, it should appoint the primary external accounting firm which provides services to the Accounting Services Provider.
The Member which is not the Accounting Services Provider shall have the right, during regular business hours and upon reasonable advance notice, to review the audited financial statements and the related work papers and findings of the external accounting firm supporting the financial statements or request another external accounting firm to perform such examination, the cost of which shall be borne by the party requesting the examination.

     (d) Examination of Member Transactions.  Each Member shall keep
         ----------------------------------
comprehensive books and records relating to (i) such Member's reimbursements under this Agreement and (ii) any compensation or reimbursements under any agreement with the Company, on a full accrual basis of accounting in accordance with generally accepted accounting principles for the three (3) most recent Fiscal Years. Either Member, upon reasonable advance notice to the other Member, may examine or engage an external accounting firm to examine the accuracy of revenues, billings and supporting documentation of the other Member for services or payments to or from the Company during the prior three (3) Fiscal Years, including under the Research and Development Service Agreement, the Marketing and Sales Service Agreement, the LILLY License Agreement and any other agreements involving the Company and the other Member. The Member requesting the review shall, for purposes of such review, utilize the other Member's regular outside certified public accounting firm. The cost of such examination shall be borne by the Member requesting the examination; however, in the event such examination reveals information that deviates by [ * ] or more from the information previously provided to the Member requesting the examination, the cost of the examination shall be borne by the other Member.

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

15.2 ACCOUNTING METHOD

     The books and records of the Company shall be kept in accordance with generally accepted accounting principles applied on a consistent basis from year to year.

15.3 FISCAL YEAR

     The Company shall use the calendar year as its fiscal year for all financial reporting and tax purposes (the "Fiscal Year").

15.4 REPORTS; TAX RETURNS

     Copies of all accounts, reports and other writings pertaining to the business of the Company furnished by a Member, the Company or the Company's accountants to any Member or regulatory agency shall contemporaneously be delivered to all Members.

     On a periodic basis, the Company shall submit the following financial information:

          (1)  [ * ];

          (2)  [ * ];

          (3)  [ *  ].

     Calendars and subsequent revisions thereto, if any, referred to above will be provided to the Company within ten (10) days of their publication and distributions within LILLY.

     Prior to March 15 of each year, the Board shall provide to the Members regular annual audited financial statements prepared by independent, nationally recognized certified public accountants as chosen under Section 15.l(c), which shall include a statement of profits and losses, changes in financial position and a balance sheet for the year then ended, as well as such other appropriate financial information reasonably requested by the Board or Members.

     The Board shall cause to be prepared and filed, on the Company's behalf and at the Company's expense, all federal, state and other tax returns required to be filed, and shall submit the same to the Members for review and approval not less than thirty (30)

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                                     -43-
days prior to the respective due dates for such returns (including any extensions thereof), but, with respect to the Company's United States federal income tax information return, in no event later than May 15 of each year. Apportionment data for state returns will be provided by June 1 of each year.

15.5 REQUIRED GOVERNMENTAL FILINGS

     The Board shall cause the Company to file, on or before the dates the same may be due, giving effect to extensions obtained, all reports, returns and applications that may be required by any governmental or quasi-governmental body having jurisdiction.

                                   ARTICLE 16
                               GENERAL PROVISIONS

16.1 NOTICES

     Any notice, request, instruction or other document to be given hereunder by a Member to another Member hereto shall be in writing, delivered in person, or mailed by certified or registered mail, return receipt requested, or transmitted by facsimile transmission with electronic confirmation of receipt to the addressee's address or facsimile number set forth below (or such other address or facsimile number as the party changing its address specifies in a notice to the other parties):

     If to ICOS:

          ICOS Corporation
          22021 - 20th Avenue S.E.
          Bothell, WA 98021
          U.S.A.
          Attention:  President
          Phone:  (425) 485-1900
          Facsimile:  (425) 485-1911

     with a copy to:

          Perkins Coie LLP
          1201 Third Avenue, 40th Floor
          Seattle, WA 98101-3099
          U.S.A.
          Attention:  James R.  Lisbakken, Esq.
          Phone:  (206) 583-8888
          Facsimile:(206) 583-8500

     If to LILLY:

          Eli Lilly and Company
          Lilly Corporate Center
          Indianapolis, IN 46285
          Attention:  President, Neuroscience Product Teams
          Phone:  (317) 276-2785
          Facsimile:  (317) 276-2025

     with a copy to:

          Vice President and General Counsel
          Eli Lilly and Company
          Indianapolis, IN 46285
          Phone:  (317) 276-2703
          Facsimile:  (317) 276-4152

Notices shall be deemed to have been given on the date of service, if served personally on the party to whom notice is to be given, or on the first day after transmission by facsimile transmission, if transmitted by facsimile as set forth above, or on the fifth day after mailing, if mailed as set forth above.

16.2 WAIVER

     No waiver of any breach of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Member against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

16.3 SEVERABILITY

     If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.4 WAIVER OF PARTITION

     No Member, either directly or indirectly, shall take any action to require partition of the Company or any of its assets or properties. Notwithstanding any provisions of applicable law to the contrary, each Member (and its successors and assigns) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its Membership Interest, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

16.5 FURTHER ASSURANCES

     Each Member shall execute such deeds, assignments, endorsements, evidences of transfer and other instruments and documents and shall give further assurances as shall be necessary to perform its obligations hereunder and shall execute such estoppel and other documents as are reasonably requested by any other Member regarding the status of the Company.

16.6 GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law provisions of the State of Delaware or any other jurisdiction.

16.7 COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

16.8 LIMITATION ON RIGHTS OF OTHERS

     This Agreement is entered into between the Members for the exclusive benefit of the Company, its Members, and their successors and permitted assigns. This Agreement is not intended for the benefit of any creditor of the Company or any other Person. Except to the extent provided by applicable statute, and then only to that extent, no creditor or third party shall have any rights under this Agreement or under any other agreement between the Company and any Member with respect to any contribution to the Company or otherwise.

16.9 SUCCESSORS AND ASSIGNS

     This Agreement shall be binding on and inure to the benefit of the Members and their respective successors and permitted assigns.

16.10 ENTIRE AGREEMENT; AMENDMENT

     This Agreement constitutes the entire agreement between the Members with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the Members (and their Affiliates) with respect to the subject matter hereof, including the letter agreement dated [ * ] (and countersigned [ * ]) between LILLY and ICOS regarding confidential information (which is superseded and replaced by Section 2.7). This Agreement may be amended only in writing signed by all the Members.
/*/Confidential Treatment Requested

16.11 EXPENSES

      Except as otherwise provided herein or agreed to in writing by the Members or their Affiliates, each Member shall bear its own costs and expenses, including legal fees, associated with carrying on its business as a Member hereof.

16.12 CONSTRUCTION

      This Agreement has been submitted to the scrutiny of, and has been negotiated by, all Members hereto and their counsel, and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

16.13 DISCLAIMER OF AGENCY

      This Agreement does not create any entity or relationship beyond the scope set forth herein, and except as otherwise expressly provided herein, this Agreement shall not constitute any Member the legal representative or agent of the other, nor shall any Member or any Affiliate of a Member have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of or on behalf of any other Member, its Affiliates, the Company or its Affiliates.

16.14 RIGHTS AND REMEDIES

      The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy shall not preclude or waive the right to use any or all other remedies. These rights and remedies are given in addition to any other rights, other than the right of partition, the Members may have by law, statute, ordinance or otherwise.

16.15 ATTORNEYS' FEES

      In the event of a dispute between the Manager and Members, or the Members arising out of this Agreement that is arbitrated or litigated, the nonprevailing party shall pay the reasonable costs and attorneys' fees of the prevailing party, including the

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                                     -47-
reasonable costs and attorneys' fees incurred in the appeal of any final or interlocutory judgment.

                           [Signatures on next page]

     IN WITNESS WHEREOF, the Members hereto have executed this Agreement as of the day and year first above written.


ELI LILLY AND COMPANY                     ICOS CORPORATION



By:  /s/ Sidney Taurel                   By:  /s/ George B. Rathman
    -------------------                       --------------------
Sidney Taurel                            George B. Rathman
President and Chief Executive Officer    Chairman of the Board, President and
                                         Chief Executive Officer

                                   EXHIBIT E
                        SCHEDULE OF LILLY CONTRIBUTIONS


A.  SCHEDULE OF INITIAL CONTRIBUTION
    UNDER SECTION 3.1.1(a)

    [ * ]

B.  SCHEDULE OF CONTRIBUTIONS UNDER SECTION 3.1.3

    [ * ]

                   [Exhibit E is continued on following page]


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

     [ * ].

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                                      -2-

                                 SCHEDULE 9.1.6
                                  PROCEEDINGS

     Barr Laboratories, Inc. (Barr) and Geneva Pharmaceuticals, Inc. (Geneva) have each submitted Abbreviated New Drug Applications (ANDAs) seeking FDA approval to market generic forms of Prozac before the expiration of LILLY's patents. The ANDAs assert that LILLY's U.S. patents covering Prozac are invalid and unenforceable. In April 1996, LILLY filed suit against Barr in federal court in Indianapolis seeking a ruling that Barr's challenge to LILLY's patents is without merit. In June 1997, LILLY filed a similar suit against Geneva in the same court. The patent validity aspects of the case are currently set for trial in January 1999. While LILLY believes that the claims of Barr and Geneva are without merit, there can be no assurance that LILLY will prevail. An unfavorable outcome of this litigation could have a material adverse effect on LILLY's consolidated financial position, liquidity, or results of operations.